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                                                                    EXHIBIT 10.2

                              AMENDED AND RESTATED
                              COMERICA INCORPORATED
                            MANAGEMENT INCENTIVE PLAN



SECTION 1.        PURPOSE.

The purpose of the Comerica Incorporated Management Incentive Plan is to promote and advance the interests of Comerica Incorporated (the "Corporation") and its shareholders by enabling the Corporation to attract, retain and reward key employees of the Corporation and its Affiliates, and to qualify incentive compensation paid to Participants who are covered Employees as performance-based compensation within the meaning of Section 162(m) of the Code.

SECTION 2.        DEFINITIONS.

The terms below shall have the following meanings:

A. "Affiliate" means (i) any entity that is controlled by the Corporation, whether directly or indirectly, and (ii) any entity in which the Corporation has a significant equity interest, as determined by the Committee.

B. "Annual Base Salary" means the participant's rate of annual salary as of the last December 1st occurring during the Performance Period.


C.        "Board" means the Board of Directors of the Corporation.

D.        "Code" means the Internal Revenue Code of 1986, as amended.

E. "Committee" means the committee appointed by the Board to administer the Plan as provided herein. Unless otherwise determined by the Board, the Compensation Committee of the Board shall be the Committee.

F. "Corporation" means Comerica Incorporated, a Delaware corporation, and its successors and assigns.

G.        "Covered Employee" means a "covered employee" within the meaning of
          Section 162(m) of the Code.

H. "Incentive Payment" means, with respect to each Participant, the amount he or she may receive for the applicable Performance Period as established by the Committee pursuant to the provisions of the Plan.

I. "Participant" means any employee of the Corporation or an Affiliate who is designated by the Committee as eligible to receive an Incentive Payment under the Plan.


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J.        "Performance Goals" means (i) earnings per share, (ii) return measures
          (including, but not limited to, return on assets, equity or sales),
          (iii) net income (before or after taxes), (iv) cash flow (including, but not limited to, operating cash flow and free cash flow), (v) cash flow return on investments, which equals net cash flows divided by owner's equity, (vi) earnings before or after taxes, interest, depreciation and/or amortization, (vii) internal rate of return or increase in net present value, (viii) gross revenues, (ix) gross margins or (x) share price (including, but not limited to, growth measures and total shareholder return). Performance Goals with respect to awards for employees who are not Covered Employees may also be based on any other objective performance goals as may be established by the Committee for a Performance Period. Performance Goals may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated and may be based on or adjusted for any other objective goals, events, or occurrences established by the Committee for a Performance Period.
          Such Performance Goals may be particular to a line of business, subsidiary or other unit or may be based on the performance of the Corporation generally. Such Performance Goals may cover such period as may be specified by the Committee.

K. "Performance Period" means, with respect to any Incentive Payment, the period, not to be less than 12 months, specified by the Committee, including but not limited to, for a one-year performance period, the calendar year.

L. "Performance Targets" mean the specific measures which must be satisfied in connection with any Performance Goal prior to funding of any incentive pool.

M. "Plan" means the Amended and Restated Comerica Incorporated Management Incentive Plan.

SECTION 3.        ADMINISTRATION.

The Plan shall be administered by the Committee. Subject to the express provisions of the Plan, the Committee shall have exclusive authority to interpret the Plan, to promulgate, amend, and rescind rules and regulations relating to it and to make all other determinations deemed necessary or advisable in connection with the administration of the Plan, including, but not limited to, determinations relating to eligibility, whether to make Incentive Payments, the terms of any such payments, the time or times at which Performance Goals are established, the Performance Periods to which Incentive Payments relate, and the actual dollar amount of any Incentive Payment. The determinations of the Committee pursuant to this authority shall be conclusive and binding.

The Committee may, in its discretion, authorize the Chief Executive Officer of the Corporation to act on its behalf, except with respect to matters relating to such Chief Executive Officer or which are required to be certified by a majority of the Committee under the Plan, or which are required to be handled exclusively by the Committee under Code Section 162(m) or the regulations promulgated thereunder.




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SECTION 4.        ESTABLISHMENT OF PERFORMANCE GOALS AND INCENTIVE PAYMENTS.

A. Establishment of Performance Goals. Prior to the earliest time required by Section 162(m) of the Code or the regulations thereunder, the Committee shall, in its sole discretion, for each such Performance Period, determine and establish in writing the following:

           1.     The Performance Goals applicable to the Performance Period;
                  and

           2. The Performance Targets pursuant to which the total amount which may be available for payment to all Participants as Incentive Payments based upon the relative level of attainment of the Performance Goals may be calculated.

B. Certification and Payment. After the end of each Performance Period, the Committee shall:

           1. Certify in writing, prior to the unconditional payment of any Incentive Payment, the level of attainment of the Performance Goals for the Performance Period;

           2. Determine the total amount available for Incentive Payments based on the relative level of attainment of such Performance Goals;

           3. In its sole discretion, adjust the size of, or eliminate, the total amount available for Incentive Payments for the Performance Period; and

           4. In its sole discretion, determine the share, if any, of the available amount to be paid to each Participant as that Participant's Incentive Payment, and authorize payment of such amount. In the case of a Participant who is a Covered Employee, the Committee shall not be authorized to increase the amount of the Incentive Payment for any Performance Period determined with respect to any such individual by reference to the applicable Performance Targets except to the extent permitted under Section 162(m) of the Code and regulations thereunder.

C. Conditional Payments. The Committee may authorize a conditional payment of a Participant's Incentive Payment prior the end of a Performance Period based upon the Committee's good faith determination of the projected size of (i) the total amount which will become available for payment as Incentive Payments for the Performance Period, and (ii) the amount determined with respect to any such Participant by reference to the Performance Targets.

D.        Other Applicable Rules.

          1. Unless otherwise determined by the Committee with respect to any Covered Employee or by the Corporation's Chief Executive Officer with respect to any other Participant (unless otherwise required by applicable law), no payment pursuant to this Plan shall be made to a Participant unless the Participant is


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                  employed by the Corporation or an Affiliate as of the date of payment; provided, however, in the event of the Participant's
                  (i) retirement in accordance with the policies of the Corporation or Affiliate which employs the Participant, (ii) death, or (iii) disability (within the meaning of such term as set forth in the Long-Term Disability Plan of Comerica Incorporated or its successor, the provisions of which are incorporated herein by reference, or as the Committee shall determine based on information provided to it), the Corporation shall pay the Participant an Incentive Payment for the applicable Performance Period, which Incentive Payment shall be prorated based on the number of months the Participant was employed by the Corporation or an Affiliate during the applicable Performance Period, in which the Participant's retirement, death or disability occurred. In the case of the Participant's retirement, such payment shall be made at the end of the Performance Period during which the Participant retired in the normal course of payments made to all other participants, and in the case of the Participant's death or disability, such payment shall be made as soon as is administratively feasible following the date of the Participant's death or disability.

          2. Incentive Payments shall be subject to applicable federal, state and local withholding taxes and other applicable withholding in accordance with the Corporation's payroll practices as from time-to-time in effect.

          3. The maximum amount which may become payable to any Covered Employee in any calendar year as an Incentive Payment with respect to all Performance Periods completed during such calendar year shall be the lesser of (i) 300% of such Participant's Annual Base Salary, or (ii) $5,000,000.

          4. Incentive Payments calculated by reference to any Performance Periods shall be payable in cash, provided however, that such percentage as determined by the Committee shall automatically be invested on behalf of the recipient in shares of the Corporation's common stock, $5.00 par value per share ("Shares"). Any such Shares shall be subject to restrictions as may be determined by the Committee. In each case, Incentive Payments shall be made as soon as practical after the completion of the Performance Period. Notwithstanding anything in this Section 4(D)(4) to the contrary, if a Participant elects to defer receipt of all or any portion of an Incentive Payment under the provisions of any deferred compensation plan maintained by the Corporation, the provisions in this Plan (including the Provisions of this Section 4(D)(4)) regarding the timing and form of payment of Incentive Payments shall cease to apply to such deferred amounts and the provisions of the applicable deferred compensation plan shall govern the timing and form of payment of such deferred amounts.

          5. A Participant shall have the right to defer any or all of any Incentive Payment as permitted under the provisions of any deferred compensation plan maintained by the Corporation. The Committee, in its sole discretion, may impose limitations on the percentage or dollar amount of any Participant


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                  election to defer any Incentive Payment and may impose rules prohibiting the deferral of less than 100% of any Incentive Payment.

          6. Until paid to a Participant, awards shall not be subject to the claims of creditors and may not be assigned, alienated, transferred or encumbered in any way other than by will or pursuant to laws of intestacy.

SECTION 5.        AMENDMENT OR TERMINATION.

The Committee may amend, modify or terminate the Plan in any respect at any time without the consent of any Participant. Any such action may be taken without the approval of the Corporation's shareholders unless shareholder approval is required by applicable law. Termination of the Plan shall not affect any Incentive Payments earned prior to, but payable on or after, the date of termination, and any such payments shall continue to be subject to the terms of the Plan notwithstanding its termination.

SECTION 6.        CHANGE OF CONTROL.

Notwithstanding any other provision hereof, in the event of a "Change of Control" of the Company as defined in the Comerica Incorporated Executive Officer Employment Agreements, the following provisions shall be applicable:

A. The Performance Periods then in effect will be deemed to have concluded on the date of the Change of Control of the Company and the total amount deemed to be available to fund the related incentive pools will be that proportion of the amount (based upon the number of months in such Performance Period elapsed through the date of Change of Control of the Company) which would be available for funding assuming the Corporation had attained Performance Goals at a level generating maximum funding for the Performance Periods; and

B. The Committee, in its sole discretion, will approve the share of the available amount payable to each Participant as that Participant's Incentive Payment (provided that in all events the entire available amount as calculated pursuant to Section 6(A) shall be paid to Participants as Incentive Payments), and payments shall be made to each Participant as soon thereafter as is practicable.

SECTION 7.        EFFECTIVE DATE OF THE PLAN.

This amended Comerica Incorporated Management Incentive Plan, effective as of November 19, 1999, shall be further amended and restated, effective as of January 1, 2001, (subject to approval of the shareholders of the Corporation on May 22, 2001), and thereafter shall remain in effect until terminated in accordance with Section 5 hereof.

SECTION 8.        GENERAL PROVISIONS.

A. The establishment of the Plan shall not confer upon any Participant any legal or equitable right against the Corporation or any Affiliate, except as expressly provided


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          in the Plan.

B. The Plan does not constitute an inducement or consideration for the employment of any Participant, nor is it a contract between the Corporation, or any Affiliate, and any Participant. Participation in the Plan shall not give a Participant any right to be retained in the employ of the Corporation or any Affiliate.

C. Nothing contained in this Plan shall prevent the Board or Committee from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required and such arrangements may be either generally applicable or applicable only in specific cases.

D. The Plan shall be governed, construed and administered in accordance with the laws of the State of Delaware except to the extent such laws may be superseded by federal law.

E. This Plan is intended to comply in all aspects with applicable law and regulation, including, with respect to those Participants who are Covered Employees, Section 162(m) of the Code. In case any one or more of the provisions of this Plan shall be held invalid, illegal or unenforceable in any respect under applicable law or regulation, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Plan to be construed in compliance with all applicable laws including, without limitation, Code Section 162(m), so as to carry out the intent of this Plan.




Compensation Committee Approved: March 26, 2001
Board Approved:                  March 27, 2001
Shareholders Approved:           May 22, 1001